NYSE: ONB
www.oldnational.com

FINANCIAL NEWS
January 13, 2010

OLD NATIONAL ANNOUNCES UPDATED OUTLOOK FOR FOURTH QUARTER OF 2009

•	EARNINGS RELEASE AND WEBCAST DATE SET

Contacts:

Financial Community:	Media:
Lynell J. Walton – (812) 464-1366 Senior Vice President – Investor Relations	Kathy A. Schoettlin – (812) 465-7269 Executive Vice President – Communications

Evansville, Indiana – January 13, 2010 –Old National Bancorp (NYSE: ONB) announced today an updated outlook for the fourth quarter of 2009. During the quarter a non real estate loan participation held by the Company experienced significant deterioration, requiring Old National to record a loss of $12.0 million in December associated with this loan. Management does not believe this is a systemic issue and expects total net charge-offs for the fourth quarter to be in the range of $21.0 to $22.0 million.

Non-performing loans are expected to decline to $67.0 million at December 31, 2009, from $73.7 million at September 30, 2009, and the reserve position relative to non-performing and total loans remains very strong at 104% and 1.81%, respectively, compared to 94% and 1.72% at September 30, 2009. Old National expects fourth quarter provision for loan and lease loss expense to be approximately $22.0 million.

Old National is also updating its outlook for net interest margin in the fourth quarter of 2009 and expects it to range from 3.30% to 3.35% versus previous guidance of 3.40% to 3.45%. The Company does anticipate its full-year margin to be within the previous guidance range of 3.50% to 3.55%.

In-step with Old National’s strategic imperative to provide consistent, quality earnings, management took several actions during the quarter to restructure the balance sheet and improve the Company’s interest rate risk position. Certain higher-cost FHLB advances were extinguished, resulting in loss on debt extinguishment of approximately $3.5 million. Securities were re-aligned to shorten the duration of the portfolio, and improve yield, resulting in a gain of $6.3 million.

In addition, Old National continues to monitor certain of its pooled trust preferred and non-agency mortgage-backed securities closely for other-than-temporary impairment (OTTI) and expects to record credit loss in the range of $9.0 to $10.0 million during the fourth quarter. Old National has been diligent in its approach to valuing these investments, but subsequent deterioration in the underlying collateral could result in additional OTTI in future periods.

Earnings Release and Webcast Date Announced

Old National Bancorp will release complete details of its fourth-quarter and full-year 2009 earnings before the market opens on Monday, February 1, 2010, and will hold a conference call with the financial community at 10:00 a.m. (Central), 11:00 a.m. (Eastern) that same day to discuss these results, strategic developments, and the company’s financial outlook.

A live audio web cast of the conference call and corresponding presentation slides will be available on the Company’s Investor Relations web page at www.oldnational.com. The presentation slides will be made available 15 minutes before the call. The web cast of the call will be archived for 12 months, and a replay of the call will be available from 1:00 p.m. (Central) on February 1 through February 15. To access the replay, dial 1-800-642-1687, Conference ID Code 48365442.

About Old National Bancorp

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.0 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company’s website at www.oldnational.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National’s financial condition, results of operations, asset and credit quality trends and profitability. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plan, including acquisition plans, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of our internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, new legal obligations or liabilities or unfavorable resolutions of litigations, other matters discussed in this press release and other factors identified in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and Old National undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.